Exhibit 11
Computation of Earnings Per Share
See Note 7 of Notes to Interim Condensed Consolidated Financial Statements (unaudited) for a reconciliation of basic and diluted earnings per share for the three and nine-month periods ending September 30, 2010 and 2009.

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